Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 27, 2009


U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549


Re:   W Technologies, Inc.


Dear Sirs:

We were previously the principal auditors for W Technologies, Inc. (the "Company"), and we reported on the financial statements of the Company for the period from August 1, 2007 to the fiscal year ending July 31, 2008. We have read the Company's statements under Item 4.01 of its Form 8-K, dated August 27, 2009, and we agree with such statements.

For the most recent fiscal periods through to our dismissal on August 27, 2009, there have been no disagreements between the Company and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.


Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


             6490 West Desert Inn Road, Las Vegas, NV 89146
                   (702) 253-7499 Fax (702) 253-7501